Exhibit 10.1

Execution Version

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (this “Agreement”) by and among Duncan Jamie Macdonald (the “Executive”), INC Research, LLC (the “LLC”) and INC Research Holdings, Inc. (the “Company”) (the “Parties”) is entered into as of July 27, 2016 (the “Effective Date”).

WHEREAS, the LLC and the Executive are parties to an Employment Agreement, dated July 31, 2014 pursuant to which the Executive serves as the Chief Executive Officer of the LLC and the Company (the “Employment Agreement”); and

WHEREAS, the Parties have agreed that the Executive will transition from the position of Chief Executive Officer and enter into certain arrangements pursuant to such transition, including, without limitation, settlement of the rights and obligations of the Parties under the Employment Agreement.

NOW, THEREFORE, in consideration of such services and the mutual covenants and promises herein contained, the Parties hereby agree as follows:

1.	Transition of CEO Position.

The Executive shall, subject to the terms and conditions of the Employment Agreement, continue to serve as Chief Executive Officer of the LLC and the Company, and as a member of the Board of Directors of the Company (the “Board”) until October 1, 2016, unless an earlier date is mutually agreed by the Parties (the “Transition Date”). Until the Transition Date, the terms and conditions of the Employment Agreement shall remain in full force and effect. Effective on the Transition Date, the Executive will resign as Chief Executive Officer and from all other executive positions with the Company and its subsidiaries and as a member of the Boards of Directors of the Company and its subsidiaries, but will continue as an employee of the Company or a subsidiary, as set forth in this Agreement. The Executive agrees to execute any documentation presented by the Company solely to effectuate all such resignations from such offices and/or directorships as of the Transition Date. From and after the Transition Date, the Employment Agreement shall be terminated and the terms thereof shall be superseded by this Agreement.

2.	Transition Services and Compensation.

Effective as of the Transition Date and through February 28, 2017 (such date, the “Separation Date” and such period, the “Transition Period”), the Executive shall continue as a full-time employee of the Company or a subsidiary in the non-executive positon of Vice Chairman, reporting to the Chairman of the Board. During the Transition Period, the Executive shall assist in the transition of his responsibilities as Chief Executive Officer and shall have such other duties and responsibilities as shall be agreed upon by the Executive and the Chairman of the Board. During the Transition Period, the Executive shall continue to receive the same base salary and benefits (including, without limitation, vesting of outstanding equity compensation awards) that the Executive receives as Chief Executive Officer of the Company as of the date of this Agreement, provided that the Executive shall not receive a grant of any additional incentive compensation or equity awards in respect of the Transition Period. The Board may, acting in good faith, limit the services of the Executive prior to February 28, 2017, provided that any such limitation shall not effect a termination of employment or reduce the rights and benefits (including, without limitation, vesting of outstanding equity compensation awards) of the Executive under this Agreement, except in the event of a termination for “Cause” (as defined in the Employment Agreement). Effective as of the Separation Date, the Executive shall resign from employment with the Company and its subsidiaries for all purposes, including for the purposes of all compensation and employee benefit plans in accordance with the terms of such plans, except as provided herein.

3.	Separation Payments and Benefits.

(a) In consideration of the Executive’s execution of and compliance with the terms of this Agreement (including the General Release in Section 5 hereof) and the early termination of the Employment Agreement, the Company will provide the Executive with the following separation payments and benefits following the Separation Date. The Executive acknowledges that receipt of the separation payments and benefits set forth in this Agreement is subject to his compliance with the terms of this Agreement.

(i) Separation Payments. The Executive shall be entitled to receive separation payments equal to $1,200,000 in the aggregate, payable in twelve (12) equal monthly installments of $100,000 commencing March 1, 2017, in accordance with the Company’s regular payroll procedures and subject to applicable tax withholdings.

(ii) Bonus Payment. The Executive shall be entitled to a one-time bonus payment, in lieu of any bonus payable under the Company’s Management Incentive Plan (the “MIP”), in the amount of $800,000 (at the 100% target level under the MIP), payable at the same time as annual bonuses under the MIP are otherwise paid to executives of the Company in 2017 (but not later than March 15, 2017), subject to applicable tax withholdings.

(iii) COBRA Benefits. If the Executive timely elects continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Executive and his eligible dependents shall continue to be covered under the medical benefit plans of the Company or a subsidiary for the 18-month period following the Separation Date, and the Company shall reimburse the Executive (on an after-tax basis) for the entire amount of any premiums paid by the Executive to continue such COBRA coverage.

(iv) Equity Compensation Awards. The Executive shall continue to have all rights and benefits associated with his outstanding equity compensation awards (including stock options, restricted stock units and performance restricted stock units) that shall have vested on or prior to the Separation Date, subject to the terms and conditions of this Agreement and the applicable award agreements. For the avoidance of doubt, the outstanding equity awards that are eligible to become vested through the Separation Date are listed on Exhibit A hereto.

(b) The Executive acknowledges that the payments outlined above are in full discharge of any obligations of the Company and the LLC to the Executive under the Employment Agreement or otherwise and any other agreement or arrangement of the Parties. Notwithstanding the foregoing, nothing in the Agreement is intended to waive the Executive’s rights to accrued obligations, including any earned and unpaid base salary and business expenses, and rights under employee benefit plans, in each case through and including the Separation Date.

4.	Indemnification.

In accordance with the terms of Section 14 of the Employment Agreement, from and after the Separation Date, the Company and the LLC shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as such section may be amended and supplemented from time to time, continue to indemnify the Executive against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and/or other matters referred to in or covered by such section, by reason of the fact that the Executive was a director, officer, employee or agent of the Company or the LLC or was serving at the request of the Company or the LLC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including the advancement of expenses in accordance with Section 7.4 of the Company’s Amended and Restated Certificate of Incorporation and Section 6.04 of the Company’s Amended and Restated Bylaws, each as in effect on the date hereof.

5.	General Releases.

(a) In exchange for and in consideration of the covenants and promises contained herein, the Executive, on behalf of himself, spouse, children, agents, heirs, executors, administrators, beneficiaries, trustees, legal representatives, and assigns, hereby waives, discharges, and releases the Company, the Company’s affiliates and any related entities (including, without limitation, the LLC), and the present and former directors, officers, employees and representatives of all of them, as well as any employee benefit plans and plan fiduciaries (together, the “Releasees”), from any and all actions, causes of action, obligations, liabilities, claims and demands the Executive may have, known or unknown, contingent or otherwise, and whether specifically mentioned or not, regardless of when they accrued until the Effective Date of this Agreement. This release includes, but is not limited to, any claims arising under the Employment Agreement through the Effective Date of this Agreement.

(b) This release includes, but is not limited to, any claims based on employment with the Company or its subsidiaries or the termination of that employment, including the release of any claims for wrongful discharge or breach of contract (express, implied or otherwise). This release includes, but is not limited to, any claims of alleged employment discrimination, harassment, or retaliation on any basis, including age, race, color, ethnicity, national origin, gender, religion, pregnancy, disability (or perceived disability), sexual orientation, veteran’s status, whistleblower status or marital status. This release includes, but is not limited to, any claims the Executive may have under the Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Older Worker Benefits Protection Act; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009; the Consolidated Omnibus Budget Reconciliation Act; the Occupational Safety and Health Act; the North Carolina Equal Employment Practices Act; the North Carolina Retaliatory Employment Discrimination Act, the common law of the State of North Carolina, or any other federal, state, or local laws or regulations, including any and all laws or regulations prohibiting employment discrimination, harassment, or retaliation. This release includes, but is not limited to, any claims for negligence, defamation or intentional tort.

(c) This release does not include a release of any rights the Executive may have to vested benefits, any rights the Executive may have under this Agreement, any rights the Executive may have to indemnification and advancement of expenses as provided above, or any director and officer liability insurance.

(d) The Executive agrees that he hereby waives any right that he may have to seek or to share in any relief, monetary or otherwise, relating to any claim released herein, whether such claim was initiated by him or not. The Executive further agrees, to the maximum extent permitted by law, that he will not, at any time hereafter, assist in the commencement or prosecution of, as an advisor, witness (unless compelled by legal process or court order) or otherwise, any action or proceeding of any kind, judicial or administrative on behalf of any other person in any court, agency, investigative or administrative body against any Releasee with respect to any act, omission, transaction, practice, conduct, occurrence or any other matter up to and including the date of execution of the Agreement.

(e) The Executive acknowledges that he has been offered the opportunity to consult legal counsel and to consider the terms of the Agreement and General Release for a period of twenty-one days. This Agreement shall become effective on the eighth (8th) day following the date on which the Executive signs the Agreement (the “Effective Date”), unless the Executive revokes the Agreement and General Release prior to such date. In the event of such revocation, this Agreement and the promises contained herein shall automatically be null and void.

(f) On or within five (5) days following the Separation Date, the Executive agrees to execute a form of General Release presented by the Company in a form substantially identical to the foregoing, with respect to any claims from the Effective Date until the Separation Date.

6.	Survival of Restrictive Covenants.

(a) The following covenants under the Employment Agreement shall survive in accordance with their terms, effective from and after the Separation Date. Such provisions are incorporated herein by reference and shall constitute a part of this Agreement as if fully set forth herein. For purposes of such covenants, references to the “Company” in the Employment Agreement shall be deemed to be references to the Company and the LLC, as defined herein.

Section 8 (Confidentiality)

Section 9 (Non-Solicitation of Customers and Other Business Relations)

Section 10 (Non-Solicitation of Employees; Non-Disparagement)

Section 11 (Non-Competition)

Section 13 (Developments)

Section 15 (Cooperation)

(b) The foregoing covenants (and correlative provisions of the Employment Agreement, including, without limitation, Sections 12, 24(e) and 24(f)) shall continue in effect for the time periods set forth in the Employment Agreement, except that the “Restricted Period” for purposes of the non-competition and non-solicitation covenants of Sections 9, 10 and 11 of the Employment Agreement shall expire on March 1, 2018. The Board shall consider in good faith the Executive’s request for waiver of the non-competition covenant under Section 11 of the Employment Agreement at any time after September 30, 2017 in respect of any non-executive board of directors position that may be offered to the Executive. The Company consents to the Executive’s service, commencing following the Transition Date, as a non-executive director of the entity identified by the Executive to the Board in connection with the execution of this Agreement and agrees that such service shall not be deemed a violation of Section 11 (Non-Competition) of the Employment Agreement; provided that Executive’s continued service on such board does not represent a business conflict with the Company’s key customers or otherwise result in a violation of the other restrictive covenants incorporated by this Section 6, and that the Executive shall comply with the Company’s reasonable requests to consult with respect to the compliance with this proviso.

(c) The obligations of the Company to provide, and the right of the Executive to receive, the separation payment and benefits under Section 3 of this Agreement shall be conditioned upon the Executive’s continued compliance with the foregoing restrictive covenants and the other terms and conditions of this Agreement. Further, in the event of any material breach of such covenants, the Executive shall forfeit his right to the retention of any such payments and benefits previously received, and any such payments and benefits shall be subject to recoupment by the Company, which the Executive shall repay to the Company within ten (10) days following written demand.

7.	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Company, the LLC and any successor thereto, through merger, consolidation or otherwise. This Agreement shall not be assignable by the Company, the LLC or the Executive.

8.	Notices.

Notices and all other communication shall be in writing and deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notice to the Company and the LLC shall be sent to:

INC Research Holdings, Inc.

Attn: General Counsel

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604

Notices and communications to the Executive shall be sent to the address the Executive most recently provided to the Company in writing.

9.	Communications.

The Company will provide to the Executive, and to such persons as are reasonably requested by the Executive from time to time, letters of reference in a form substantially in accord with the draft previously provided to the Executive in connection with the execution of this Agreement.

10.	Governing Law, Forum and Jury Waiver.

This Agreement and all disputes, claims or controversies arising out of or related to this Agreement, shall be governed by the laws of the State of North Carolina without regard for or reference to any choice or conflict of law principles of any jurisdiction. The Parties agree that any action or proceeding with respect to this Agreement or the Executive’s employment with the Company or its subsidiaries shall be brought exclusively in the state or federal courts in the State of North Carolina, and the Executive voluntarily submits to the exclusive jurisdiction over the Executive’s person by a court of competent jurisdiction located within the State of North Carolina. The Parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the State of North Carolina, and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum. The Parties hereby knowingly and expressly waive their right to a jury trial for any claim relating to his/her/its rights or obligations under this Agreement.

11.	Entire Agreement.

This Agreement contains all the understanding between the Parties hereto pertaining to the subject matter hereof and supersedes all undertakings, promises and agreements, whether oral or in writing, previously entered into between them with respect to the subject matter herein. The Agreement represents the entire agreement and understanding between the Parties concerning the Executive’s separation from the Company and its subsidiaries, and, subject to the continued application and validity of the Employment Agreement until the Transition Date, supersedes and replaces any and all prior agreements and understandings concerning the Executive’s employment relationship with the Company and its subsidiaries, the Executive’s compensation by the Company and its subsidiaries and the transition and the separation of the Executive’s employment. Effective as of the Transition Date, this Agreement supersedes the terms of the Employment Agreement, which shall be of no further force or effect following the Transition Date, except for the provisions expressly incorporated herein by reference.

12.	Amendment, Modification or Waiver.

This Agreement may not be changed orally, and no provision of this Agreement may be amended or modified unless such amendment or modification is in writing, signed by the Executive and by a duly authorized officer of the Company. No act or failure to act by the Company will waive any right, condition or provision contained herein. Any waiver by the Company must be in writing and signed by a duly authorized officer of the Company to be effective.

13.	Severability.

In case anyone or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or other unenforceable provision had never been contained herein. If, moreover, anyone or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope or subject, it shall be construed by limiting it and reducing it so as to be enforceable to the extent compatible with applicable law as it shall then appear.

14.	Section 409A.

(a) Compliance. The intent of the Parties is that payments and benefits under this Agreement comply with or are exempt from Section 409A and, accordingly, to the maximum extent permissible, this Agreement shall be interpreted to that end. If any benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment so that either Section 409A will not apply or compliance with Section 409A will be achieved. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the Separation Date be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, notwithstanding any other provision herein, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (A) the day after the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (B) the day after the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 14(a) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum as part of the first full payroll cycle following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment shall be within the sole discretion of the Company. If under this Agreement, an amount is paid in two (2) or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(b) Reimbursements. (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event any reimbursements that are non-qualified deferred compensation subject to Section 409A shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

15.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement. Counterparts may be transmitted and/or signed by facsimile or electronic mail. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the Parties to the same extent as a manually signed original thereof.

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The Executive acknowledges that he has carefully read the Agreement in its entirety; that he has had an adequate opportunity to consider it and to consult with any advisors of his choice about it; that he understands all the terms of the Agreement and their significance; that he knowingly and voluntarily assents to all the terms and conditions contained herein; and that he is signing the Agreement voluntarily and of his own free will.

INC Research Holdings, Inc.	Duncan Jamie Macdonald

/s/ Christopher L. Gaenzle By: Christopher L. Gaenzle Chief Administrative Officer & General Counsel	/s/ Duncan Jamie Macdonald

Date: July 27, 2016	Date: July 27, 2016

INC Research, LLC

/s/ Christopher L. Gaenzle By: Christopher L. Gaenzle Chief Administrative Officer & General Counsel

Date: July 27, 2016

[Signature Page to Transition Agreement]

Exhibit A

Schedule of Equity Awards

2010 Plan Awards

Grant Date	Exercise Price	Vesting Date	Number of Shares Vesting
9/19/11 (Option)	$10.57	7/28/16	29,585
1/1/13 (Option)	$10.57	1/1/17	17,751
8/5/13 (Option)	$10.57	12/31/16	29,585
8/5/13 (Option)	$10.57	12/31/16	17,751
4/1/14 (Option)	$13.52	12/31/16	8,876
6/30/14 (Option)	$16.06	12/31/16	9,467

2014 Plan Awards

Grant Date	Exercise Price	Vesting Date	Number of Shares Vesting
1/19/16 (Option)	$42.88	1/19/17	4,445
1/19/16 (RSU)	N/A	1/19/17	10,000